Exhibit 99.1

ANDRX CERTIFIES TO THE SATISFACTION OF
CERTAIN CONDITIONS TO CLOSING ACQUISITION BY WATSON

FORT LAUDERDALE, FLORIDA, September 13, 2006 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) announced today that on September 12, 2006, it certified that each representation and warranty of the Company contained in the merger agreement, as amended, with Watson Pharmaceuticals, Inc. (NYSE: WPI) is true and correct as of September 12, 2006, except as would not have individually or in the aggregate, a material adverse effect and that no material adverse effect has occurred with regard to Andrx or its ability to consummate the merger since March 12, 2006. The merger agreement, as amended, provides that in the event that the representations and warranties made by Andrx in the merger agreement are true and correct on September 12, 2006, then such representations and warranties will be deemed to be true on all dates subsequent to September 12, 2006. In addition, in the event that no material adverse effect has occurred with regard to Andrx or its ability to consummate the merger on September 12, 2006, then if a material adverse effect were to occur after September 12, 2006, such material adverse effect will not affect the consummation of the merger.

The merger, which remains subject to Federal Trade Commission approval, is anticipated to close in the fourth quarter of 2006, but not later than November 13, 2006.

About Andrx Corporation

We are a pharmaceutical company that:

•	develops and commercializes generic versions of primarily controlled-release pharmaceutical products as well as oral contraceptives, and selective immediate-release products;

•	distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as our own, primarily to independent and chain pharmacies and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the completion of our merger with Watson Pharmaceuticals, Inc, which sanctions, if any, the FDA may seek in connection with its decision to place us in Official Action Indicated (OAI) status or after any current or future inspections, including without limitation sanctions relating to any failure to comply with cGMP requirements and if and when the “hold” on pharmaceutical product applications will be lifted; whether we will be able to satisfactorily resolve the FDA’s April 2006 483 – List of Inspectional Observations; our dependence on a relatively small number of products; the timing and scope of patents issued to our competitors; the timing and outcome of patent, class action, derivative and other litigation and future product launches; the submission and resolution of Citizen Petitions; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; whether we will forfeit our, or our partner’s, exclusivity or whether that exclusivity will expire before we enjoy a full 180 days of exclusivity; government regulation generally; competition; manufacturing capacities; our ability to develop and successfully commercialize new products; the loss of revenues and profits from existing key products; increasing pricing pressures as a result of more competitors, including the launch of authorized generics into an exclusivity period; our ability to meet the supply and manufacturing requirements of the Sciele Pharma, L. Perrigo Company, Takeda or Teva Pharmaceuticals USA agreements; the fact that our generic products are sold to, among others, major wholesalers, with whom we compete in our distribution operations; our relationship with our suppliers and customers and their views, actions and reactions towards us following the announcement of our Watson transaction; the impact of sales allowances; product liability claims; management changes and the potential loss of key personnel; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; our ability to commercialize all of our pre-launch inventory; business interruption due to hurricanes or other events outside of our control. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed in our 2005 Annual Report, or, from time to time, in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our 2005 Annual Report and in our other SEC filings.

Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contact:

Allison F. Tomek, Director, Investor Relations and Corporate Communications

Tel: 954-382-7600

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